Exhibit 4.7

PROMISSORY NOTE

$600,000.00	St. Louis, Missouri
August 30, 2005

FOR VALUE RECEIVED, the undersigned promises to pay to the order of Barnes-Jewish Hospital (“Barnes”) at its principal office located at One Barnes-Jewish Hospital Plaza, St. Louis, Missouri 63110; Attention: Chief Financial Officer, or at such other place as may be designated in writing by Barnes, the principal sum of Six Hundred Thousand Dollars ($600,000.00), or such lesser, or greater amount as may, at the time of maturity hereof, be outstanding hereunder and evidenced hereby, said amount to be paid as hereinafter provided.

(a)	On August 30, 2005, the undersigned shall wire transfer $100,000.00 as stated in the Framework Agreement section 1.(a) of even date hereof.

(b)	Ten (10) quarterly blended payments of principal and interest of 6.0% per annum of Fifty Four Thousand Two Hundred and Seventeen Dollars ($54,217.00) each due on the 28th day of October, January, April and July commencing October 28, 2005 and continuing to January 28, 2008.

(c)	All unpaid principal and interest shall be due and payable in full on January 28, 2008.

(d)	The maturity of this Note shall be accelerated and the entire unpaid balance of this Note shall become due and payable immediately without notice to or demand on the undersigned (which notice and demand are expressly waived) and Barnes may proceed to collect the same at once if any of the following events occurs:

(i)	pursuant to Paragraph 10.2.A of that certain Settlement Agreement, Stipulation to Settlement Order Under Seal, Release and License between Barnes-Jewish Hospital and Synbiotics Corporation dated July 28, 1998 (the “Settlement Agreement”), Barnes terminates the Settlement Agreement; or

(ii)	the undersigned does not grant Barnes a security interest as set forth in Paragraph 4.1.A.2 of the Settlement Agreement within 30 days of the time for doing so, despite Barnes’ prior execution and delivery of any and all required subordination agreements thereunder; or

(iii)	there is a change of control in the ownership of Synbiotics Corporation and Redwood West Coast LLC et al (or its affiliates) is no longer the controlling shareholder; or

(iv)	should Remington Capital, LLC receive any cash payments of principal on the Purchased Notes prior to the earlier of January 28, 2008 or the date this Promissory Note is paid in full; or

(v)	undersigned is the subject of an involuntary bankruptcy petition (which is not dismissed within 60 days) or files a voluntary bankruptcy petition.

If this Note is not paid at maturity, by acceleration or otherwise, the outstanding principal balance hereunder shall bear interest from and after such maturity at the rate of ten and one-half percent (10.5%) (the “Default Rate”), and the undersigned shall solely be responsible for any interest accruing at the Default Rate. In such case, Barnes may also recover all costs of collection and other expenses in connection therewith, together with reasonable attorneys’ fees (including attorneys’ fees for representation in proceedings under the Bankruptcy Code), whether or not litigation should be commenced, together with interest on any judgment obtained by Barnes at the Default Rate (including interest at the Default Rate from and after the date of any foreclosure sale, if any) until actual payment of the full amount due is made to Barnes.

The undersigned waives presentment, demand for payment, protest and notice of nonpayment or dishonor and agrees that failure of Barnes to exercise any of its rights hereunder in any instance shall not constitute a waiver thereof in that or any other instance.

The undersigned reserves the right to prepay all or any part of the principal hereof at any time or from time to time without premium or penalty.

This Note has been executed in the State of Missouri and shall be construed, interpreted and enforced in all respects in accordance with Missouri law. The undersigned agrees that any litigation arising from this Note shall be adjudicated in the courts of St. Louis City.

Oral agreements or commitments to lend money, extend credit or to forbear from enforcing repayment of a debt including promises to extend or renew such debt are not enforceable. To protect the undersigned and Barnes from misunderstandings or disappointment, the undersigned agrees that any agreements covering such matters are contained in this writing, which is the complete and exclusive statement of the agreement between Barnes and the undersigned regarding repayment of the indebtedness represented by this Note, except as they may later agree in writing.

Executed the day and year first above written, the undersigned acting through its duly authorized officer.

SYNBIOTICS CORPORATION

By:	/s/ Keith A. Butler

Its:	Vice President – Finance and CFO

Print:	Keith A. Butler

STATE OF CALIFORNIA	)
	)	SS:
COUNTY OF SAN DIEGO	)

On this 29th day of August 2005, before me, Mary Anne Williams, a Notary Public in and for said state, personally appeared Keith A. Butler, Vice President - Finance and Chief Financial Officer of Synbiotics Corporation, proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the entity upon behalf of which the person acted executed the instrument.